EXHIBIT 10.1
SUBLEASE
     THIS SUBLEASE (“Sublease”) is entered into on June 22, 2006 by and between Avnet, Inc., a New York corporation with its principal offices at 2211 South 47th Street, Phoenix, AZ 85034 (“Sublessor”) and Somaxon Pharmaceuticals, Inc., a Delaware corporation with its principal offices at 12750 High Bluff Drive, Suite 310, San Diego, CA 92130 (“Sublessee”).
RECITALS
     A. By Lease Agreement dated September 23, 2002 (the “Prime Lease”), Kilroy Realty, L.P. (“Landlord”) leased to Memec, LLC (“Memec”) certain premises at 3721 Valley Center Drive, San Diego, CA 92130 (the “Building”).
     B. Sublessor is successor by merger to Memec.
     C. Sublessor desires to sublease to Sublessee and Sublessee desires to hire from Sublessor the entire rentable area on the fifth floor of the Building consisting of approximately 25,697 rentable square feet of space as depicted on the Plan attached to and forming a part of this Sublease as Exhibit A (the “Sublet Premises”).
     NOW, THEREFORE, in consideration of the mutual agreements set forth herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Sublessor and Sublessee mutually agree as follows:
     1. Sublease, Use and Term. Sublessor hereby subleases to Sublessee and Sublessee hereby hires from Sublessor the Sublet Premises together with the fixtures thereon and the furniture and equipment specified in Exhibit C hereof and the non-exclusive right to use the break-room and shower room located on the first floor of the Building as depicted on Exhibit E hereof for the term, at the rentals and upon the terms and conditions set forth in this Sublease. The Sublet Premises shall be used only for general business office and related uses permitted under the Prime Lease. The term of this Sublease shall commence on the later of (i) June 29, 2006; (ii) the date that Sublessor shall deliver possession of the Sublet Premises pursuant to Section 2(a) of this Sublease; or (iii) the date that Sublessor shall deliver to Sublessee the written consent of Landlord pursuant to Section 18 of this Sublease (the “Commencement Date”) and shall expire on February 27, 2013, unless sooner terminated in accordance with the provisions hereof.
     2. Delivery of Premises; Sublessor Improvements.
     (a) Sublessor, at its expense, shall deliver the Sublet Premises: (i) in clean “broom swept” condition; (ii) with the carpets professionally cleaned; (iii) with touch-up paint applied to painted areas where necessary; (iv) with all window-coverings operational; (v) with the HVAC, mechanical, plumbing, lighting and electric service in good operating condition; and (vi) with the security equipment described in Exhibit D in good operating condition.
     (b) Sublessor, at its expense, shall within one hundred and twenty (120) days from the Commencement Date perform and complete the following improvements to the Sublet Premises: (i) Removal from the fifth floor of the stairway between the 4th and 5th floors, restoration of slab and flooring and installation of floor tiles in restored areas and vicinity in a manner reasonably acceptable to Sublessee; (ii) installation of separate electric metering or sub-metering for 5th floor; and (iii) upgrade to the elevator security equipment described in Exhibit D.
     (c) Sublessee acknowledges that Sublessor’s performance of the work described in Section 2(b) will require installation of a temporary encasement of wood studs and sheetrock) surrounding the work area until such work is completed. Such temporary encasement will be installed no later than July 7, 2006. Sublessor will use reasonable efforts to minimize any disruption to Subtenant by reason of such installation and work.
     (d) Subject to Landlord’s prior written approval, Sublessor shall permit Sublessee to access the Sublet Premises on a rent-free basis promptly after this Sublease has been executed so that Sublessee may install its cabling and related office systems. Any access and performance of installations prior to the Commencement Date shall be at Sublessee’s sole risk and subject to Sublessee’s adherence to the provisions of this Sublease, including the obligation to provide certificates of insurance required pursuant to this Sublease.
     (e) Subject to Sublessor’s obligations in Section 2(a) of this Sublease, Sublessor shall deliver and Sublessee shall accept possession of the Sublet Premises in “as is” condition and except for such obligations and Sublessor’s obligations to perform the improvements specified in Section 2(b) of this Sublease, Sublessor shall have no other obligation to perform any work or installations, renovations, alterations, or improvements. Sublessee has inspected the Sublet Premises and the fixtures and improvements thereon, and is thoroughly acquainted with their condition, and except as provided in this Sublease agrees to take possession of same “as is” in their condition on the commencement of the term hereof.
     (f) In the event Sublessor shall not deliver possession of the Sublet Premises in the condition required by Section 2(a) of this Sublease, Sublessee shall give written notice specifying the nature and extent of such nonconformance within ten (10) days after the Commencement Date and any other nonconformance shall be deemed to be waived. Sublessor shall promptly correct any such nonconformance.
     3. Rent.
     (a) Sublessee shall pay to Sublessor as base rent (“Base Rent”) the following:
$ 955,928.40 per annum payable $79,660.70 per month from
the Commencement Date to June 30, 2007;
$ 984,606.25 per annum payable $82,050.52 per month from
July 1, 2007 to June 30, 2008;
$ 1,014,144.44 per annum payable $84,512.04 per month from
July 1, 2008 to June 30, 2009
$ 1,044,568.77 per annum payable $87,047.40 per month from
July 1, 2009 to June 30, 2010
$ 1,075,905.84 per annum payable $89,658.82 per month from
July 1, 2010 to June 30, 2011
$1,108,183.01 per annum payable $92,348.58 per month from
July 1, 2011 to June 30, 2012
$1,141,428.50 per annum payable $95,119.04 per month from
July 1, 2012 to February 27, 2013
     Notwithstanding the foregoing, Base Rent shall be abated for the first two weeks following the Commencement Date. Subject to the preceding sentence, Sublessee shall pay Base Rent in advance on the first day of each month of the term, except that Sublessee shall pay the first monthly installment of Base Rent on the Commencement Date.
     (b) Sublessee shall pay to Sublessor as additional rent (“Additional Rent”) all other sums payable under this Sublease.
     (c) Sublessee shall pay Base Rent and Additional Rent (collectively “Rent”) in lawful money of the United States by good check or draft drawn to the direct order of Sublessor at the address of Sublessor herein or to such other party or such other address as Sublessor shall designate, without notice or demand and without any deduction, set-off or offset whatsoever. If this Sublease shall commence on a day other than the first day of a calendar month, or if this Sublease shall expire or terminate on a day other than the last day of a calendar month, then Rent for such fractional month shall be prorated on a daily basis based upon a thirty (30) day calendar month. Additional Rent shall be paid as and when specified in this Sublease; if not specified in this Sublease, Additional Rent shall be paid within twenty (20) days from receipt of Sublessor’s invoice.
     4. Additional Rent. For the purposes of this Sublease: the rentable area of the Sublet Premises mean 25,697 square feet, which is the agreed rentable square foot area of the Sublet Premises; and the rentable area of the Building shall mean 114,782 square feet, which is the agreed rentable square foot area of the Building; and “Sublessee’s Share” shall be deemed to mean 22.39%, which is the agreed percentage obtained by dividing 25,697 by 114,782. In the event that the rentable square foot area leased by Sublessor under the Prime Lease shall be increased or decreased during the term of this Sublease, Sublessee’s Share shall be recalculated in accordance with ANSI Z65.1-1996, as promulgated by the Building Owners and Managers Association. Sublessee shall pay as Additional Rent as and when Sublessor’s payments are due from Sublessor pursuant to the Prime Lease Sublessee’s Share of:
     (a) any increases in charges incurred by Sublessor pursuant to Article 4 of the Prime Lease over sums incurred by Sublessor pursuant to Article 4 of the Prime Lease for the calendar year ending December 31, 2006; and

     (b) any increases in charges incurred by Sublessor pursuant to provisions of the Prime Lease other than Article 3 or 4 of the Prime Lease, provided however that Sublessee shall pay 100% of all charges payable for electricity and other utilities supplied to the Sublet Premises; 100% of all charges for services supplied to the Sublet Premises (except as otherwise set forth in this Sublease) and 100% of all such charges resulting from Sublessee’s violation of any provision of this Sublease; and
     (c) If applicable in the jurisdiction where the Sublet Premises are situated, Sublessee shall pay and be liable for all rental, sales, use and other similar taxes, if any, (excluding income taxes of Sublessor) levied or imposed by any governmental or municipal authority having authority on payments by Sublessee pursuant to this Sublease. Any such payments shall be made concurrently with the payment of the Rent upon which the tax is based as set forth above.
     Sublessor shall provide Sublessee with copies of all documentation received by Sublessor from Landlord in support of calculations of Additional Rent payable by Sublessee under this Sublease. At Sublessee’s written request, Sublessor shall exercise its rights pursuant to Section 4.6 of the Prime Lease to (a) request documentation evidencing the accuracy of Landlord’s calculations of Additional Rent, and (b) dispute such calculations and seek to have them adjusted, provided that Sublessee shall pay Sublessor for any and all out of pocket expenses (including the reasonable accountants and attorneys fees) incurred by Sublessor in connection with such dispute.
     5. Repairs and Maintenance. Sublessor shall not be responsible for injury, loss or damage resulting from acts or omissions of third parties performing repairs or maintenance or for injury, loss or damage resulting from the condition of the Sublet Premises or the lands and buildings of which the Sublet Premises are a part or the fixtures or improvements therein, except where such loss or damage arises from the negligence or willful misconduct of Sublessor, its agents, employees, contractors and/or subcontractors.
     6. Utilities and Services.
     (a) If electricity supplied to the Sublet Premises is directly metered by the utility providing electricity to the Sublet premises, Sublessee shall pay the supplier for Sublessee’s electric service. If electricity supplied to the Sublet Premises is sub-metered, then Sublessor shall provide Sublessee with an invoice on a monthly basis showing in reasonable detail the computation of charges for the prior month for electric service together with copies of applicable bills to Sublessor from the utility providing electric service, and Sublessee shall pay Sublessor or its designee for Sublessee’s electric service at rates no greater than the rates that Sublessee would have paid if metered directly to the utility providing electricity to the Building. Notwithstanding the foregoing, for the period from the Commencement Date until the date that the Sublet Premises shall be directly metered or sub-metered, Sublessee shall pay Sublessor for electric service on a monthly basis in amounts equal to Sublessee’s Share (22.39%) of the sums incurred for electric service by Sublessor as shown on statements from the utility providing electric service to the Building.
     (b) Notwithstanding any provision of this Sublease to the contrary, cleaning and janitorial service to the Sublet Premises shall be provided by Landlord in accordance with the Cleaning Specifications attached to the Prime Lease as Exhibit J.
     (c) Sublessor agrees to provide at Sublessor’s expense (except for reimbursement of charges for issuance of access cards and except to the extent that such charges are payable by Sublessee pursuant to Section 4 of this Sublease) the security equipment and related services specified in Exhibit D hereto. Sublessee hereby acknowledges that such equipment is operated and/or monitored by a recognized third party service provider and that Sublessor’s sole responsibility shall be to continue to engage a recognized third party service provider to operate and/or monitor such equipment. Subject to the foregoing, Sublessor shall not be responsible for providing security and shall not be responsible for the failure of any security equipment and/or monitoring service. Sublessee hereby assumes all responsibility for the protection of Sublessee, its employees, agents, invitees and property from acts of third parties. Sublessee shall give Sublessor prompt written notice of the failure of any security equipment or monitoring service provided hereunder upon Sublessee obtaining actual knowledge of such failure.
     7. Casualty Loss; Condemnation. Sublessor shall not enter into any agreement or take any action that would result in the termination of this Sublease as a result of any taking by eminent domain or condemnation or any casualty loss or damage to the Sublet Premises without Sublessee’s written consent, which consent shall not be unreasonably withheld, delayed or conditioned. Notwithstanding the foregoing, this Sublease and Sublessee’s rights hereunder shall be subject to the exercise by Landlord or any third party entitled thereto of any rights granted pursuant to the Prime Lease or by law, including the right to terminate the Prime Lease or this Sublease in the event of any taking by eminent domain or condemnation or any casualty loss or damage.
     8. Holding Over. If Sublessee or any party claiming by, through or under Sublessee holds over in the Sublet Premises after expiration or termination of this Sublease, Sublessor may exercise any and all remedies available to it at law or in equity to recover possession of the Sublet Premises, and to recover damages, including without limitation, all amounts payable by Sublessor to Landlord by reason of such holdover. For any month or partial month that Sublessee or any party claiming by, through or under Sublessee remains in the occupancy of the Sublet Premises after the expiration or termination of this Sublease, such occupancy shall at Sublessor’s option be construed as tenancy from month to month only at a monthly Rental equal to the greater of (i) one and one half (1-1/2) times the Rent and Additional Rent payable for the month prior to expiration or termination of this Sublease; or (ii) the Rent and Additional Rent and other amounts payable by Sublessor to Landlord by reason of such holding over. The foregoing shall not be construed as Sublessor’s permission for Sublessee to hold over and the acceptance by Sublessor of any lesser sum shall be construed as payment on account and not in satisfaction of damages for such holding over.
     9. Default by Sublessee; Remedies of Sublessor. Sublessee shall be in default under this Sublease: (i) if Sublessee shall fail to pay Rent or Additional Rent or other amounts as and when same shall be due hereunder and such failure shall continue for five (5) days after receipt of written notice of such failure; or (ii) if Sublessee shall fail to comply with any provision of this Sublease and shall not cure such failure within thirty (30) days after receipt of written notice thereof, provided however that if the nature of Sublessee’s obligation requires more than thirty (30) days for compliance and Sublessor shall not be in default under the Prime Lease by reason thereof, Sublessee shall not be in default if Sublessee commences to cure such default within such thirty (30) days and thereafter diligently prosecutes same to completion; or (iii) if any act or omission by Sublessee shall constitute a default under the Prime Lease and Sublessee shall not cure such default or threatened default within one half of the time period allowed to cure such default under the Prime Lease. If Sublessee shall be in default under this Sublease, Sublessor shall have the right, without further notice to Sublessee, to (i) invoke any of the remedies permitted under the Prime Lease; or (ii) invoke any other remedies permitted by law or in equity by reason of such default, including the right of injunction.
     10. Prime Lease.
     (a) This Sublease shall be subject and subordinate to the terms, covenants and conditions of the Prime Lease. Sublessee agrees to abide by and not to do anything which would constitute a default under the Prime Lease or omit to do anything which would result in a violation of the terms, covenants and conditions of the Prime Lease.
     (b) The terms, covenants and conditions of the Prime Lease are hereby incorporated herein by reference with the same force and effect as if fully set forth in this Sublease, except that:
     (i) any reference in the Prime Lease to “Landlord” or “Tenant” shall mean the Sublessor or Sublessee, respectively; any reference in the Prime Lease to “Premises” shall mean the Sublet Premises; any reference in the Prime Lease to “Tenant’s Share” shall mean the Sublessee’s Share; any reference in the Prime Lease to the “term” shall mean the term of this Sublease; any reference in the Prime Lease to quantities applicable to the Building shall be adjusted to reflect Sublessee’s Share;
     (ii) the following portions of the Prime Lease shall not be incorporated in this Sublease: all Sections of the “Summary of Basic Lease Information”, Sections 1.3, 1.4, 2, 4, 16, 21.1, 21.2.2, 21.2.3, 21.2.4, 23.4, 29.13 (except for the last sentence thereof), 29.18, 29.24, 29.37 and 29.39 of the Prime Lease and Exhibits A, B, C, G, I, J and K;
     (iii) any obligation of Landlord to provide a Non-disturbance Agreement shall be satisfied by any non-disturbance agreement reasonably acceptable to Sublessor;
     (iv) any obligation of Landlord to provide construction, alterations or improvements shall not apply to this Sublease;
     (v) if the Prime Lease provides Sublessor with any exclusive rights and/or any rights to renew, or terminate, or rights of first refusal or rights to increase, or decrease the size of the Sublet Premises, or elect to lease other premises, any such right shall be deemed personal to Sublessor and expressly reserved to Sublessor and shall not be incorporated in this Sublease;
     (vi) if a conflict between provisions of this Sublease and provisions of the Prime Lease would permit Sublessee to do or cause to be done any act or thing to be done prohibited by the Prime Lease, then the provisions of the Prime Lease shall prevail;
     (vii) any provision of the Prime Lease that Landlord’s consent shall not be unreasonably withheld shall not apply to Sublessor’s consent hereunder, which consent shall be given or not given by Sublessor in its sole judgment in the event that (a) Landlord shall not have given its consent under the Prime Lease or (b) the giving of such consent by Sublessor would subject Sublessor to additional liabilities, costs or expenses as a result thereof; in all other instances, Sublessor’s consent shall not be unreasonably withheld or delayed or conditioned;
     (viii) if any act or omission by Sublessee shall constitute a default under the Prime Lease, the time period for Sublessee to cure such default hereunder shall be deemed to be one- half of the time period to cure such default under the Prime Lease;
     (ix) for purposes of incorporating Section 3.2 (Abatement of Rent) of the Prime Lease into this Sublease, the term “Abatement Event” shall be deemed to apply to any such event caused by Landlord, with respect to Landlord’s obligations under the Prime Lease and any such event caused by Sublessor with respect to Sublessor’s obligations under this Sublease;
     (x) for purposes of incorporating Section 17 (Estoppel Certificates) of the Prime Lease into this Sublease, Sublessee shall not be required to disclose any information regarding Sublessee which has not already been publicly disclosed by Sublessee; and
     (xi) subject to Sublessee’s obligations to abide by and not to do anything that would constitute a default under the Prime Lease or omit to do anything which would result in a violation of the terms, covenants and conditions of the Prime Lease, in the event that any provisions or defined terms set forth in this Sublease conflict with any provision or defined term of the Prime Lease that is incorporated herein by reference, then the provisions of this Sublease shall control
       11. Enforcement of Landlord’s Obligations. Sublessor shall have no responsibility for any representations, warranties, covenants or agreements of Landlord or for performance of any obligations of Landlord or for any failure of Landlord to perform any of Landlord’s obligations or for any act or omission of Landlord, except in each case to the extent set forth in this Section 11. In the event that Landlord fails to perform any obligation under the Prime Lease for the benefit of the Sublet Premises or that effects Sublessee’s use and enjoyment thereof, Sublessor shall, on written notice from Sublessee, request that Landlord perform such obligation and Sublessor shall use all commercially reasonable efforts (which expression shall not include prosecution of any legal action) to obtain performance of such obligation by Landlord in favor of the Sublet Premises. Notwithstanding the foregoing, if Landlord shall be in default under the Prime Lease in performance of an obligation in favor of the Sublet Premises or which could reasonably be expected to impact upon the use or possession of the Sublet premises, Sublessor shall, on notice from Sublessee and at Sublessee’s expense, prosecute such action as Sublessee shall reasonably request and deem reasonably appropriate to obtain performance of such obligation by Landlord. Sublessee shall be entitled to participate with Sublessor in the enforcement of Sublessor’s rights against Landlord and Sublessee agrees to cooperate with the prosecution of any such action. Provided that the obligations of Sublessor hereunder or pursuant to the Prime Lease shall not be increased thereby and the benefits of Sublessor hereunder or pursuant to the Prime Lease shall not be reduced thereby, Sublessor hereby grants Sublessee the nonexclusive right to deal directly with Landlord with respect to the performance or nonperformance of any obligations of Landlord under the Prime Lease with respect to the Premises, the conduct or manner of conduct of Sublessee’s or Landlord’s activities therein or work to be performed or services to be rendered therein or thereto by Landlord; it being the intent of the parties hereto that, at its sole expense and subject to the limitations set forth herein, Sublessee may exercise such rights as are reasonably necessary or desirable to permit Sublessee to use and occupy the Premises as contemplated in this Sublease, and not otherwise.
       12. Parking. Sublessee shall be permitted to use 95 of the parking spaces available to all occupants of the Building (including garage spaces) on a non-exclusive basis. Such parking spaces will be available to Sublessee without charge except for those charges payable by Sublessee pursuant to Section 4 of this Sublease. Such use shall be subject to the terms and provisions set forth in the Prime Lease. Subject to Landlord’s consent, if required, the parking spaces which are currently marked “MEMEC” shall be redesignated as reserved for visitors of the Building
     13. Security Deposit; Letter of Credit. Sublessee shall on or before the Commencement Date deposit with Sublessor a security deposit in the form of a Letter of Credit conforming to the requirements of the Prime Lease, except that: the “Initial L-C Amount” and the “L-C Amount” shall be deemed to be as follows: (i) $600,000 from the Commencement Date until June 30, 2009; (ii) $450,000 from July 1, 2009 to June 30, 2010; (iii) $400,000 from July 1, 2010 to June 30, 2011; (iv) $325,000 from July 1, 2011 to June 30, 2012; and $250,000 thereafter; Sections 21.2.2, 21.2.3, 21.2.4 of the Prime Lease shall not be incorporated in this Sublease and references to such Sections of the Prime Lease shall not apply to this Sublease; Exhibit H shall be amended so that the addressee is: “Avnet, Inc., 2211 South 47th Street, Phoenix, AZ 85034, Attn. Legal Department. The Letter of Credit shall secure Sublessee’s full and faithful performance and observance of the terms, covenants and conditions of this Sublease, including without limitation Sublessee’s obligation to restore the Sublet Premises to its condition prior to any alteration by Sublessee. In the event that Sublessee elects to terminate this Sublease pursuant to Section 17 hereof, the sums payable by Sublessee pursuant to Section 17 hereof shall be paid by Sublessee from the Letter of Credit.
     14. Notices. In the event that either party shall during the term hereof receive any notice or other communication with respect to the use and occupancy of the Sublet Premises, such party shall promptly furnish a copy of same to the other party. Any notice or other communication which either party shall desire or be required to give to the other shall be deemed sufficiently given if in writing and sent by registered or certified mail or recognized overnight carrier addressed to the other party, as follows: to Sublessor at: Avnet, Inc., 2211 South 47th Street, Phoenix, AZ 85034, Attn: Corporate Real Estate Department; with a copy sent concurrently to: Avnet, Inc., 2211 South 47th Street, Phoenix, AZ 85034, Attn: Legal Department; and to Sublessee, as follows: prior to the Commencement Date at 12750 High Bluff Drive, San Diego, CA 92130 Attn. Matt Onaitis and from and after the Commencement Date at the Sublet Premises Attn. Matt Onaitis.
     15. Real Estate Broker. Each party represents to the other that except for Colliers International and CB Richard Ellis, Inc., such party has dealt with no real estate broker, agent, finder or other person acting as such in connection with this transaction. Each party shall indemnify and hold the other harmless from and against any and all claims, judgments, suits, costs, reasonable attorney’s fees and other expenses which the other may incur by reason of claims of any person, firm or corporation for a brokerage commission, finder’s fee or other compensation based upon any alleged negotiations or dealings by such party contrary to the foregoing representation. Sublessor shall pay the brokerage commission payable in connection with this transaction to Colliers International and CB Richard Ellis, Inc. pursuant to separate agreement specifying such brokerage commission.
     16. Representations of the Parties.
     (a) Sublessee represents to Sublessor that except as expressly set forth in this Sublease, neither Sublessor nor its agents or representatives have made any representations or promises with respect to the physical condition of the Premises or the lands and buildings of which the Premises are a part or the expenses of operation, availability of utilities and services, zoning ordinances or other legal requirements or any other matter or thing related thereto.
     (b) Sublessor represents to Sublessee that: (i) Exhibit A constitutes a true, correct and complete copy of the Prime Lease, and comprises the entire understanding and agreement of Landlord and Sublessor with respect to the Premises, (ii) the Prime Lease is in full force and effect in accordance with its terms, and (iii) neither Landlord nor Sublessor is in default under the Prime Lease and (iii) to Sublessor’s knowledge, no condition exists that with notice and/or the passage of time would constitute a default under the Prime Lease; and (iv) to Sublessor’s knowledge, the Building and the Sublet Premises are in compliance with all laws and regulations applicable to its present uses.
     17. Option to Terminate. Sublessee shall have a one time right to terminate this Sublease effective at the end of the thirty-sixth (36th) month of the term. Such option shall not be effective unless: (i) Sublessee shall provide Sublessor with at least eight (8) months prior written notice of its election to terminate; and (ii) Sublessee shall pay to Sublessor prior to the end of the thirty fifth (35th) month of the term (the “Termination Payment Date”) a termination fee equal to the sum of (i) $350,000 plus (ii) if on the Termination Payment Date Sublessor has not removed the portion of the stairway between the 4th and 5th floor that is below the 5th floor one-third (1/3) of the costs reasonably estimated by Sublessor to be incurred for removal of the slab and flooring restored pursuant to Section 2(b) hereof and reinstallation of the portion of the stairway from the 4th to the 5th floor. Sublessor shall provide written notice of such estimate at least thirty (30) days prior to the end of the 35th month of the term. In the event that following such work Sublessor’s actual costs shall be greater than the sum estimated, Sublessee shall pay Sublessor 1/3 of any deficiency. In the event that following such work Sublessor’s actual costs shall be less than the sum estimated, Sublessor shall reimburse Sublessee 1/3 of any overpayment. The foregoing payment by Sublessee shall be made by drawing down such sum from the Letter of Credit described in Section 13 hereof.
     18. Landlord Approval. This Sublease shall not be effective unless and until Sublessor shall have obtained the written consent of Landlord to this Sublease and an estoppel certificate from Landlord in form reasonably acceptable to Sublessee. In the event that such written consent and estoppel certificate are not obtained within fifteen (15) days from the date hereof, either party may cancel this Sublease by notice to the other party delivered prior to receipt by Sublessor and Sublessee of such written consent of Landlord and such estoppel certificate. Sublessor shall use reasonable commercial efforts to diligently obtain such consent and estoppel certificate and Sublessee shall use reasonable commercial efforts to cooperate with Sublessor.
     19. Continuation of Prime Lease. Sublessor hereby agrees that it shall abide by all of its obligations under the Prime Lease, and that it shall take all commercially reasonable actions as shall be necessary to maintain the existence and effectiveness of the Prime Lease and the Sublessor’s interest thereunder. Sublessor further covenants that it shall take all commercially reasonable actions to defend any claims by Landlord that Sublessor has breached the Prime Lease, and shall pursue all commercially reasonable means of opposing any efforts by Landlord to terminate the Prime Lease or otherwise take any action that would diminish Sublessee’s rights under this Sublease by reason of such breach. Sublessor agrees that it shall not voluntarily modify or terminate the Prime Lease in a manner that reduces Sublessee’s rights under this Sublease or increases Sublessee’s obligations under this Sublease without Sublesee’s prior written consent. IN THE EVENT THAT SUBLESSEE’S RIGHT TO OCCUPY THE SUBLET PREMISES PURSUANT TO THIS SUBLEASE IS TERMINATED AS A RESULT OF SUBLESSOR (I) ENTERING INTO AN AGREEMENT TO MODIFIY OR TERMINATE THE PRIME LEASE IN VIOLATION OF THE PROVISIONS OF THIS SUBLEASE WITHOUT THE CONSENT OF SUBLESSEE, (II) CAUSING A BREACH UNDER THE PRIME LEASE THAT RESULTS IN A TERMINATION OF THE PRIME LEASE, OR (III) OTHERWISE BREACHING A COVENANT SET FORTH IN THIS SECTION 19, THEN SUBLESSOR AND SUBLESSEE AGREE THAT IT WOULD BE IMPRACTICAL AND EXTREMELY DIFFICULT TO ESTIMATE THE DAMAGES WHICH SUBLESSEE MAY SUFFER DUE TO THE BREACH OF THE COVENANTS SET FORTH IN THIS SECTION 19. THEREFORE, SUBLESSOR AND SUBLESSEE DO HEREBY AGREE THAT A REASONABLE ESTIMATE OF THE TOTAL NET DETRIMENT THAT SUBLESSEE WOULD SUFFER IN THE EVENT THAT SUBLESSOR BREACHES ITS COVENANTS IN THIS SECTION 19 IS AND SHALL BE, AS SUBLESSEE’S SOLE AND EXCLUSIVE REMEDY (WHETHER AT LAW OR IN EQUITY) FOR SUCH BREACH, AN AMOUNT EQUAL TO THE FOLLOWING:
     1. IF SUCH BREACH OCCURS DURING THE FIRST YEAR OF THE TERM OF THIS SUBLEASE, $750,000;
     2. IF SUCH BREACH OCCURS DURING THE SECOND YEAR OF THE TERM OF THIS SUBLEASE, $500,000;
AND
     3. IF SUCH BREACH OCCURS AFTER THE SECOND YEAR OF THE TERM OF THIS SUBLEASE, $350,000.
SAID AMOUNT SHALL BE THE FULL, AGREED AND LIQUIDATED DAMAGES FOR THE BREACH OF THE COVENANTS SET FORTH IN THIS SECTION 19 BY SUBLESSOR, ALL OTHER CLAIMS TO DAMAGES OR OTHER REMEDIES F0R SUCH BREACH BEING HEREIN EXPRESSLY WAIVED BY SUBLESSEE. THE PARTIES ACKNOWLEDGE THAT THE PAYMENT OF SUCH LIQUIDATED DAMAGES IS NOT INTENDED AS A FORFEITURE OR PENALTY WITHIN THE MEANING OF CALIFORNIA CIVIL CODE SECTIONS 3275 OR 3369, BUT IS INTENDED TO CONSTITUTE LIQUIDATED DAMAGES TO SUBLESSEE PURSUANT TO CALIFORNIA CIVIL CODE SECTIONS 1671, 1676 AND 1677. SUBLESSEE HEREBY WAIVES CALIFORNIA CIVIL CODE SECTION 3389. NOTWITHSTANDING THE FOREGOING, THE WAIVERS SET FORTH IN THIS SECTION SHALL NOT PRECLUDE SUBLESSEE FROM PURSUING OTHER REMEDIES THAT MAY BE AVAILABLE TO SUBLESSEE AT LAW OR IN EQUITY WITH RESPECT TO ANY BREACHES BY SUBLESSOR OF ANY OTHER PROVISION OF THIS SUBLEASE.

Sublessee’s Initials	Sublessor’s Initials

20. Miscellaneous.
     a. Where the context so permits or requires, the terms of this Sublease shall survive the expiration or termination of this Sublease.
     b. The following exhibits are attached to and form a part of this Sublease:
Exhibit A — Sublet Premises
Exhibit B — Prime Lease
Exhibit C — Furniture and Equipment
Exhibit D — Security Equipment
Exhibit E — First Floor Plans
     c. This Sublease contains the entire agreement between the parties relative to the subject matter hereof, and all negotiations, understandings and agreements related to the subject matter hereof are merged in this Sublease. This Sublease may not be altered, changed or amended except by a written agreement between Sublessor and Sublessee.
     IN WITNESS WHEREOF, Sublessor and Sublessee have executed this Sublease as of the date and year first above written.

SUBLESSOR:		SUBLESSEE:
Avnet, Inc.		Somaxon Pharmaceuticals, Inc

By:	/s/ Raymond Sadowski	By:	/s/ Meg M. McGilley

Name	Raymond Sadowski		Name: Meg M. McGilley
Title	Sr. VP and CFO		Title: VP Finance and CFO

Exhibit A
Sublet Premises

Exhibit B
Prime Lease

Exhibit C
Furniture and Equipment

Exhibit D
Security Equipment
(see Section 2(a)
Inside first floor lobby glass doors will require card key access for entry to first floor.
Elevators will require card key access for entry to elevators (access is not specific to any floor).
Stairwell re-entry will require manual code entry (specific to each floor) to activate locking devices for re-entry to all floors above 1st floor.
Upgrade
(see Section 2(b)
Elevators will require card key access for entry to elevators (access specific to 5th floor).

Exhibit E
First Floor Plans